Exhibit 99.2

SCIENT’X BUSINESS

Overview

Scient’x S.A. (referred to as “Scient’x” or “the Company”) is a global medical device company based in Guyancourt, France that designs, develops and manufactures surgical implants for the treatment of spinal disorders. The Company’s principal product offering is primarily focused on applications for spine fusion surgery, a market estimated to exceed $8.5 to $9.0 billion globally. Scient’x believes it is one of the largest independent spine companies outside of the Untied States.

Of central importance to Scient’x’s 20 year history in the spinal implant business are differentiated products used in spinal fusions, posterior dynamic fusion and cervical disc arthroplasty. The Company’s product offering includes the Isobar TTL and Isobar Evolution rods, which are semi-rigid rod technologies used in spinal fusion surgeries, as well as cervical and lumbar implants that are also used predominantly in spinal fusion surgeries. In addition, Scient’x markets motion preservation products outside of the United States. Internationally, Scient’x sells one of the only available ceramic-on-ceramic cervical discs, the DiscoCerv, which has been implanted in over 3,000 patients since its launch in 2006.

The Scient’x international distribution network consists of a direct sales force and independent distributors in approximately 50 countries, including the United States. The Scient’x global surgeon education and training network augments its global distribution capabilities.

Scient’x’s Products

Semi-rigid rod technologies are core to the Company’s strategy of using dynamic fusion to treat lower lumbar spine pathologies. Dynamic fusion immobilizes and stabilizes the spinal segment in a manner that allows for load sharing across the fused construct. Thousands of patients around the world have been treated with Isobar rods for lower lumbar spine pathologies.

Scient’x has also developed a ceramic cervical disc called the DiscoCerv that is successfully selling in Europe and globally outside the United States. Over 3,000 discs have been implanted since the product’s release in 2006. The implant is differentiated from competitors in several important ways. First, the disc has ceramic articulating surfaces that result in minimal wear debris versus the conventional first generation polyethylene devices on the market. Second, the disc allows for ease of implantation. Third, the disc does not require a keel, which reduces risk of fracturing the cervical spine.

In addition, Scient’x has recently launched two new pedicle screw technologies used in spinal fusions. The Company has recently released the Isobar TTL — Module In system outside of the United States. This system is implanted via posterior approach in the treatment of degenerative spinal indications. The system offers state-of-the-art range of buttress thread inner locking screws and a low-profile top loading design fully compatible with Isobar rods. In the United States, Scient’x has recently launched its new Xenon pedicle screw system which, like the TTL — Module In system, is a low-profile top-loading design.

Scient’x also has a full line of traditional fusion implants and related instrumentation. The Scient’x product line also includes the following:

MX Polyaxial Pedicle Screw	A side-loading pedicle screw that is designed to address indications where a lower profile is sought. The MX screw can also be used in conjunction with the Isobar rod.

PCB Evolution Cage Plate	A combined cervical cage/plate system that combines a press-fit titanium cage with a radiolucent PEEK polymer cage that fits the anatomy of the intervertebral chamber. The PCB Evolution Cage Plate is not available for sale in the United States.

TeCorp	A telescopic corpectomy implant design range for use in the cervical, lumbar and thoracic spine that is designed for precise adaptation to the patient’s anatomy. The TeCorp is not available for sale in the United States.

PEEK cages	Radiolucent interbody spacers that allow for a precise visualization and tracking of osteogenesis. Scient’x’s PEEK cages address the cervical, lumbar and thoracic segments of the spine.

Aladyn	A semi-rigid plate system for posterior lumbar fixation that utilizes an S-Shaped dampener that allows for inflexion, extension and compression. The Aladyn is not available for sale in the United States.

Cervical plates	Scient’x has a family of cervical plate technologies that restores the stabilization of the cervical spine by an anterior fixation while facilitating straightforward imaging of the vertebrae and the intervertebral space.

Competition

The market for spinal fusion and motion preservation products is a global competitive market subject to rapid technological change and significantly affected by new product introductions and other market activities of industry participants. The Company believes that its most significant competitors are Medtronic Sofamor Danek, Inc., a subsidiary of Medtronic, Inc., DePuy Spine, Inc., a subsidiary of Johnson & Johnson, and Synthes, Inc. The Company also considers firms such as Stryker, Nuvasive Zimmer, Biomet, Orthofix, Globus and many new, smaller and well-funded entrants in the industry to be significant competitors. In the early 2000’s, the spine market in which Scient’x competes was growing more rapidly than it is today. This decelerating growth, combined with such significant competition, makes achieving significant revenue growth more challenging than in prior years.

The Company’s competitors may have more established distribution networks, more established relationships with physicians, and greater experience in developing, launching, marketing and distributing products. In addition, conservative care or non-operative spinal therapies provided by rehabilitation companies, physician practice groups and the like constitute an additional form of potential competition.

The Company has sought to address this highly competitive market by providing differentiated implant designs and technological approaches to spine disorders. In addition, Scient’x has also sought to achieve first mover advantages in global markets where few of the smaller spine companies have the resources, educational reach or global branding to penetrate such markets.

Sales and Marketing

Scient’x distributes its products in more than 50 countries, with the majority of its sales in the United States and Europe. The Company’s international distribution network consists of direct sales agents and independent distributors. The Company believes that there are approximately 180 sales representatives that sell the Company’s products. Most of the Company’s distribution agreements with independent distributors outside the United States are exclusive, meaning that with respect to spinal implants, the independent distributor is permitted to sell only Scient’x’s spinal implant products.

In the United States, Scient’x presently has approximately 30 independent distributors under exclusive and non-exclusive distribution agreements. Under non-exclusive agreements, with respect to spinal implants, the Company’s distributors are permitted to sell third-party spinal implant products. Scient’x believes that expanding the number of its products that are FDA cleared and approved for sale in the United States will offer the Company access to more surgeons and increased revenue opportunities and, importantly, enable Scient’x to improve its distribution in the United States by using the increased breadth of its product offering to enter into a higher percentage of exclusive distribution agreements. Scient’x’s marketing department conducts various activities to promote the Company and its products, including:

•	conducting market analyses;

•	conducting competitive analyses;

•	summarizing clinical literature;

•	organizing surgical training courses;

•	attending international scientific meetings; and

•	developing product documentation.

The marketing department’s objective is to increase the Company’s product visibility, product differentiation, brand awareness and to increase market acceptance of the Company’s products.

Surgeon Training and Education

To support surgeon training and education, Scient’x has developed a dedicated state-of-the-art cadaver training program known as BASIC’X to train surgeons and build their awareness of the Company’s surgical solutions. The BASIC’X course is held twice per year and to date more than 100 surgeons have attended the BASIC’X course. The Company also organizes smaller, periodic surgeon training events conducted by leading surgeons at hospitals around the world. In addition, to further support surgeon training, Scient’x:

•	sponsors scientific clinical events and meetings; and

•	sponsors the Inspiration (International Spine Research and Innovation), Argos and Sisyphean Spinal Society meetings in the United States, Europe, Asia and Latin America.

The Company believes that its sponsorship of and participation in these scientific conferences increases its visibility in the spine community in a number of diverse geographic regions, demonstrates its commitment to scientific research in the field of spinal treatment and generates awareness of Scient’x and its products.

Scient’x works actively with surgeons to facilitate presentations at major spinal conferences of clinical results using the Company’s products. Scient’x believes that surgeon presentations at conferences and surgeon publication of clinical results increase the profile of such surgeons in the international spinal community, which in turn, leads to a greater awareness of Scient’x and its products.

Research and Development

Scient’x is highly committed to its research and development activity and has an active clinical and scientific study program. The Company’s research and development and clinical studies team has extensive experience in developing products to treat spine disorders. The Company focuses its research and development efforts on enhancing and upgrading the Company’s current product portfolio and supplementing it with new pipeline products. The Company devotes significant resources to developing and commercializing semi-rigid technologies for dynamic fusion, cervical disc arthroplasty and minimally invasive access techniques that are intended to improve patient outcomes.

The research and development department works closely with the Company’s international and United States scientific advisory boards and surgeons globally to design differentiated spinal implants and improve patient outcomes.

Intellectual Property

Scient’x relies on patent filings, as well as other means of protecting its intellectual property, such as copyrights, trademarks, confidentiality agreements, and other contractual restrictions.

As of September 30, 2009, Scient’x owned 16 issued U.S. patents, 220 issued foreign patents and seven pending patent applications, all of which are pending U.S. applications, and 18 pending international and pending foreign national applications.

Manufacturing

Scient’x outsources the majority of the manufacturing operations for its implants and instrumentation and utilizes over 50 different suppliers and subcontractors. Scient’x is subject to the FDA’s quality system regulations and regulations promulgated by the European Union. Scient’x periodically inspects and audits its compliance with these regulations, and to the extent that deficiencies are discovered, Scient’x implements corrective actions to achieve compliance. Scient’x’s manufacturing processes are FDA registered and certified by the International Organization for Standardization, referred to as the ISO, where required. The Company’s facilities and the facilities of its third-party manufacturers are subject to periodic unannounced inspections by regulatory authorities, and may undergo compliance inspections conducted by the FDA and competent authorities in the European Union. The Company manufactures certain of its implants at its facility located in Arras, France.

Due to the stringent regulations governing the manufacture of its products, the Company’s agreements with suppliers require them to comply with FDA, ISO, and Scient’x’s specifications. Scient’x actively audits and monitors its suppliers’ performance from a quality assurance perspective. Moreover, under its existing supply contracts, Scient’x reserves the right to inspect and assure the conformity of each product and product component to its specifications. Scient’x believes that outsourcing its manufacturing operations minimizes its capital investment, helps control costs and allows it to compete with larger volume manufacturers of spinal implants. Scient’x is currently working with its third-party manufacturers to increase manufacturing capacity as necessary to support the growth in demand for Scient’x’s products. Scient’x is also working with suppliers to improve its process of selecting, qualifying and managing suppliers. Scient’x may consider manufacturing certain products or product components internally, if and when demand or quality requirements make it appropriate to do so.

The Company’s third-party manufacturers generally operate under contracts with terms that require the manufacturers to source the raw materials necessary for the production of the Company’s products, including iron, titanium, titanium alloys, stainless steel and Radel. The contract prices paid by Scient’x are fixed so that the manufacturers absorb or benefit from changes in the costs of raw materials during the term of the contract. The one exception to this general framework is with regard to supplies of PEEK, which the Company sources directly from a single vendor, Invibio Ltd., and provides to its manufacturers.

Government Regulation

The European Union, which is the most significant revenue territory for Scient’x, has adopted numerous directives and standards that regulate the design, manufacture, marketing and quality assurance programs for medical devices. Devices that conform to the requirements of a relevant directive will be entitled to bear the Conformite Europeenne, or CE mark, and, accordingly, can be commercially distributed throughout the member states of the European Union and other countries that comply with or mirror these directives. Compliance with voluntary harmonized standards, including those issued by the ISO, establishes the presumption of conformity with the essential requirements for a CE mark. Manufacturers must demonstrate that their devices conform to the relevant essential requirements through a conformity assessment procedure. The method of assessing conformity varies depending on the type and classification of the product. The classification rules are mainly based on three criteria: the length of time the product is in contact with the body, the degree of invasiveness, and the extent to which the product affects the anatomy. Medical devices in all but the lowest risk classification are also subject to a notified body conformity assessment. Notified bodies are often private entities and are authorized or licensed to perform such assessments by government authorities. Conformity assessment procedures require a technical review of the manufacturer’s product and an assessment of available clinical evidence, literature data for the product and post-market experience in respect of similar products already marketed. Notified bodies may also perform audits of the manufacturer’s quality system. If satisfied that the product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity and application of the CE mark.

Scient’x’s products are also subject to extensive regulation by United States federal and state regulatory bodies and comparable authorities in other non-European countries. To ensure that medical products distributed are safe and effective for their intended use, the FDA and comparable authorities outside of the United States impose regulations that govern product design and development, testing, manufacturing, labeling and advertising, storage, marketing, sales and distribution.

Each medical device Scient’x intends to commercially distribute in the United States requires either prior 510(k) clearance or approval of a premarket approval application, or PMA, unless certain exemptions apply. To obtain 510(k) clearance prior to marketing, Scient’x must submit a notification to the FDA demonstrating that the proposed device is substantially equivalent to a device legally marketed in the United States for which a PMA was not required. If the device cannot be cleared through the 510(k) process, a PMA application must be submitted. The PMA process involves extensive data support such as design files, preclinical, clinical trials, manufacturing and labeling that validate the safety and effectiveness of the device for its intended use. The PMA process is therefore more costly and time consuming than the 510(k) process.

After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a new or major change in its intended use, would require a either a new 510(k) or a PMA depending on the nature of the modifications. If Scient’x fails to seek a 510(k) clearance or PMA for such modifications, the FDA could prohibit the Company from marketing the modified device and/or recall such device until 510(k) clearance or a PMA is obtained.

After a device is placed on the market, numerous FDA and other regulatory requirements continue to apply, including quality system regulations, which require manufacturers and third-party contract manufacturers to follow stringent design, testing, control, documentation, labeling, complaint monitoring, adverse event reporting and other quality assurance controls. In addition, the Company’s facilities are subject to regular FDA inspections.

Scient’x is subject to various federal and state laws concerning healthcare fraud and abuse, including false claims laws and anti-kickback laws. Further, the Company is affected by United States federal and state laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers.

Legal Proceedings

Orthotec

In 2002, Eurosurgical, a French company operating in the business of the sale and marketing of spinal implants, entered into a distribution agreement for the United States, Mexico, Canada, India and Australia with Orthotec, LLC, a California company. In 2004, Orthotec sued Eurosurgical in connection with an intellectual property dispute and a $9 million judgment was entered against Eurosurgical by a California court. At the same time, a federal court declared Eurosurgical liable to Orthotec for $30 million.

In 2006, Eurosurgical’s European assets were ultimately acquired by Surgiview, SAS in a sale approved by a French court. Pursuant to this sale, Surgiview, SAS became a subsidiary of Scient’x in 2006. Orthotec attempted to recover on Eurosurgical’s obligations in California and federal courts by filing a motion in a California court to add Surgiview to the judgment against Eurosurgical on theories including successor liability and fraudulent conveyance. In February 2007, the California court dismissed Orthotec’s motion, indicating that Orthotec had not carried its burden of proof to establish successor liability. Orthotec then chose to not proceed with a further hearing in June 2007.

After the acquisition of Scient’x by HealthpointCapital in late 2007, Orthotec sued Scient’x, Surgiview, HealthpointCapital and certain Scient’x directors in the California and New York state and federal courts. In July 2008, the federal court dismissed Orthotec on jurisdictional grounds. In April 2009, the California court dismissed this matter on jurisdictional grounds, and Orthotec has appealed such dismissal. In July 2009, Orthotec dismissed Scient’x from the suit in New York state court. In November 2009, the New York state court dismissed Orthotec’s claims with respect to the other defendants based on collateral estoppel. Orthotec has commenced an appeal of the November 2009 ruling.

DAK Surgical, Inc.

In 2004, Scient’x USA entered into a distribution agreement with DAK Surgical, Inc., an independent distributor, for the distribution of Scient’x’s products in certain defined sales areas. In September 2007, shortly after the termination of its distribution contract, DAK Surgical filed a lawsuit against Scient’x USA and Scient’x in which it alleges (among other things) that it is entitled to a change of control payment pursuant to the terminated distribution contract. Scient’x believes that the suit has no merit and shall continue to vigorously defend against the suit.

Matters Related to the Dismissed Qui Tam Matter

On August 13, 2009, a complaint filed under the qui tam provisions of the United States Federal False Claims Act, or the FCA, that had been filed by private parties against Scient’x’s subsidiary, Scient’x USA, Inc., or Scient’x USA, was unsealed by the United States District Court for the Middle District of Florida (Hudak v. Scient’x USA, Inc., et al. (Civil Action No. 6:08-cv-1556-Orl-22DAB, U.S. District Court, W.D. Florida). The complaint alleged violations of the FCA arising from allegations that Scient’x USA engaged in improper activities related to consulting payments to surgeon customers. Under the FCA, the United States Department of Justice, Civil Division, or DOJ, had a certain period of time in which to decide whether to intervene and conduct the action against Scient’x USA, or to decline to intervene and allow the private plaintiffs to proceed with the case. On August 7, 2009, the DOJ filed a notice informing the court that it was declining to intervene in the case. On December 4, 2009, the private plaintiffs who filed the action moved the court to dismiss the matter without prejudice and the Attorney General consented to such dismissal on December 14, 2009.

The matter was dismissed without prejudice on December 15, 2009. Despite the dismissal of this matter, the DOJ is continuing its review of the facts alleged by the original plaintiffs in this matter. Scient’x USA believes that its business practices were in compliance with the FCA and intends to vigorously defend itself with respect to the allegations contained in the qui tam complaint. To date, Scient’x USA has not been subpoenaed by any governmental agency in connection with this review.

General

In the ordinary course of business, Scient’x may face various claims brought by third parties and Scient’x may, from time to time, make claims or take legal actions to assert its rights, including matters relating to intellectual property rights, employment relationships, business and contractual relationships and the safety or efficacy of its products. Any of these claims could subject Scient’x to costly litigation. While Scient’x generally believes that it has adequate insurance to cover many different types of liabilities, it may be subject to claims that are not covered by insurance, and even where an insurance policy appears to apply, its insurance carriers may deny coverage, may be inadequately capitalized to pay on valid claims, or its policy limits may be inadequate to fully satisfy any damage awards or settlements. If this were to happen, the payment of any such awards could have a material adverse effect on Scient’x’s consolidated operations, cash flows and financial position. Additionally, any such claims, whether or not successful, could damage Scient’x’s reputation and business.

Facilities

The Company’s operations are headquartered in Guyancourt, France. Scient’x does not own any real property. The business conducts its operations in leased properties pursuant to lease agreements with customary terms and conditions. The following table describes the location, size, duration of lease and use of each of the Company’s leased facilities that are material to the business.

Leaseholder	Location	Use	Approximate Size (Square feet)	Lease expiration
Scient’x, SA	Guyancourt, France	Offices	4,500	Expired. Scient’x SA is paying rent on a month-to-month basis and is in the process of negotiating a new lease with the landlord

Surgiview SAS	Beaurains, France (Arras)	Offices	14,200	December 2013

		Sales, Manufacturing and Distribution	21,900

Scient’x USA, Inc.	West Chester, Pennsylvania, USA	Offices	6,500	September 30, 2011

		Finished Warehouse Space	2,500

The Company conducts certain of its manufacturing operations at its facilities in Arras, France. These facilities include distinct areas dedicated to the machinery, tooling, quality control, cleaning and labeling of certain of the Company’s products. A majority of the overall Company’s implants are manufactured by third parties. The Company also maintains sales offices in Singapore, Dubai, Milan, Argentina and the United Kingdom.

Employees

As of September 30, 2009, Scient’x had 140 employees globally, with the highest concentration of employees in its offices in Guyancourt and Arras, France and West Chester, Pennsylvania in the United States. As of September 30, 2009, approximately 48 employees worked in sales and marketing, 23 employees in research and development and clinical studies, 45 employees in logistics and production, and 24 in general, administrative and quality control functions. Scient’x and Surgiview, S.A.S., a subsidiary of Scient’x, have labor committees and collective bargaining agreements in place. Scient’x has never experienced a work stoppage due to labor difficulties and management believes that its relations with employees are currently good.